As filed with the Securities and Exchange Commission on May 23, 2002
                             Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                              --------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                               -------------------


                   LADENBURG THALMANN FINANCIAL SERVICES INC.
--------------------------------------------------------------------------------
             (Exact Name of Registrant as Specified in Its Charter)

             Florida                                    65-0701248
--------------------------------------------------------------------------------
  (State or Other Jurisdiction of                    (I.R.S. Employer
  Incorporation or Organization)                     Identification Number)

                         590 Madison Avenue, 34th Floor
                               New York, NY 10022
                                 (212) 409-2000
--------------------------------------------------------------------------------
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

             Victor M. Rivas, President and Chief Executive Officer
                   Ladenburg Thalmann Financial Services Inc.
                         590 Madison Avenue, 34th Floor
                               New York, NY 10022
                                 (212) 409-2000
--------------------------------------------------------------------------------
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent For Service)

                                   Copies to:
--------------------------------------------------------------------------------
                             David Alan Miller, Esq.
                                 Graubard Miller
                                600 Third Avenue
                            New York, New York 10016
                                 (212) 818-8800
                           (212) 818-8881 - Facsimile
--------------------------------------------------------------------------------

         Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

                             ----------------------

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

                             ----------------------

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                             ----------------------

                                           Calculation of Registration Fee

-----------------------------------------------------------------------------------------------------------------------
                                                      Proposed Maximum                                    Amount
    Title of Shares to be         Amount to be       Offering Price Per        Proposed Maximum       of Registration
         Registered              Registered(1)            Share(2)         Aggregate Offering Price         Fee
------------------------------ ------------------- ----------------------- ------------------------- ------------------
Common stock, par value
$0.0001 per share(3)                 (4)                    (4)                 $10,000,000.00            $920.00
------------------------------ ------------------- ----------------------- ------------------------- ------------------

                  TOTAL FEE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . $920.00
=======================================================================================================================

(1) Pursuant to Rule 416, there are also being registered additional shares of common stock which may be issued or distributed as a result of a dividend, stock split or other distribution with respect to the shares of common stock registered in this registration statement.

(2) Estimated solely for the purpose of calculating the amount of the registration fee, based upon the average of the high and low prices of the common stock as reported by The American Stock Exchange on May 21, 2002, in accordance with Rule 457(c) of the Securities Act of 1933.

(3) Represents the shares of common stock issuable upon exercise of the subscription rights.

(4) The actual number of shares of common stock to be registered and the proposed offering price per share are omitted pursuant to Rule 457(c) as they cannot be determined at this time.

         The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

         The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                             Preliminary Prospectus
                      Subject to Completion, May 23, 2002

                   LADENBURG THALMANN FINANCIAL SERVICES INC.

               Rights Offering of ________ shares of common stock
                                at $___ per share

         We have granted to each of our shareholders and offered to each holder of our options, warrants and senior convertible promissory notes on ________, 2002 a subscription right to purchase additional shares of our common stock. Each subscription right will entitle you to purchase one share of common stock for every ___ shares owned, or deemed owned, by you at a subscription price of $___ per share. Each holder of our outstanding options, warrants and senior convertible promissory notes will be deemed to own that number of shares of our common stock that they would own if they had exercised or converted their securities on ________, 2002.

         If you fully exercise your rights and other shareholders do not, you may be able to purchase additional shares of common stock at a subscription price of $___ per share.

         We will not issue fractional rights or fractional shares. If the number of shares of common stock you own, or are deemed to own, on the record date would result in your receipt of fractional rights, the number of rights issued to you is being rounded up to the nearest whole number.

         The rights are immediately exercisable and expire on ________, 2002, at 5 p.m., New York City time. However, we have the option in our sole discretion to extend the expiration date for up to 30 days.

         Our common stock is traded on the American Stock Exchange under the symbol "LTS." On _____ ___, 2002 the last reported sale price of our common stock was $____. The rights will not be listed for trading on the American Stock Exchange or on any other national securities exchange. Except with our prior written consent, the rights may not be sold or transferred.

         Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 9 for a discussion of information that should be considered in connection with an investment in our common stock.

                         Per share of Common Stock              Total
                         -------------------------              -----
Proceeds to us(1)        $____                                  $10,000,000

(1) Prior to deducting expenses payable by us estimated at approximately $_____.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

               The date of this prospectus is ___________ __, 2002

         You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling shareholders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.


                                Table of Contents

                                                                   Page



PROSPECTUS SUMMARY....................................................3
RISK FACTORS..........................................................9
WARNING REGARDING OUR USE OF FORWARD-LOOKING STATEMENTS..............18
PROCEDURES OF THE RIGHTS OFFERING....................................19
MATERIAL FEDERAL INCOME TAX CONSIDERATIONS...........................26
DETERMINATION OF OFFERING PRICE......................................28
USE OF PROCEEDS......................................................28
PLAN OF DISTRIBUTION.................................................28
LEGAL MATTERS........................................................29
EXPERTS..............................................................29
WHERE YOU CAN FIND ADDITIONAL INFORMATION............................29

                          -----------------------------

                               PROSPECTUS SUMMARY

         We are a holding company engaged in retail and institutional securities brokerage, investment banking and research services through our two operating subsidiaries, Ladenburg Thalmann & Co. Inc. and Ladenburg Capital Management Inc.

         Ladenburg Thalmann & Co.

         Ladenburg Thalmann & Co. is a full service broker-dealer that has been a member of the New York Stock Exchange ("NYSE") since 1879. It provides its services principally for middle market and emerging growth companies and high net worth individuals through a coordinated effort among corporate finance, research, capital markets, investment management, brokerage and trading professionals. Ladenburg Thalmann & Co. is subject to regulation by, among others, the Securities and Exchange Commission ("SEC"), the NYSE, the National Association of Securities Dealers, Inc. ("NASD") and the Securities Investor Protection Corporation ("SIPC"). Ladenburg Thalmann & Co. currently has approximately 110 registered representatives and 80 other full time employees. Its client services and institutional sales departments serve approximately 22,000 accounts worldwide and its asset management area provides investment management and financial planning services to numerous individuals and institutions.

         Ladenburg Capital Management

         Ladenburg Capital Management is a registered broker-dealer and a member firm of the NASD and the SIPC. Ladenburg Capital Management's business activities consist primarily of retail sales and trading of exchange listed and over-the-counter equity securities, options and mutual funds, as well as investment banking and research services. It currently has approximately 450 registered representatives and 113 other full time employees maintaining approximately 61,128 retail and institutional accounts.

Corporate History

         We were incorporated under the laws of the State of Florida in February 1996. Ladenburg Thalmann & Co. was incorporated under the laws of the State of Delaware in December 1971 and became our wholly owned subsidiary in May 2001. Ladenburg Capital Management was incorporated under the laws of the State of New York in September 1983 and became a wholly owned subsidiary in August 1999. Our principal executive offices, as well as those of Ladenburg Thalmann & Co., are located at 590 Madison Avenue, New York, New York 10022 and both of our telephone numbers are (212) 409-2000. Ladenburg Thalmann & Co. maintains a website located at www.ladenburg.com. Ladenburg Capital Management's principal executive offices are located at 1055 Stewart Avenue, Bethpage, New York 11714 and its telephone number is (516) 470-1000. Ladenburg Capital Management's website is located at www.ladenburgcapital.com.

                               The Rights Offering

What is a rights offering?

         A rights offering is where a company offers to each of its existing shareholders the opportunity to purchase an additional number of shares of common stock based on the number of shares of common stock owned by each shareholder on the record date. The rights offering enables a company's shareholders to purchase additional shares of common stock while still maintaining their same percentage ownership in the company.

Who can participate in the rights offering?

         Each holder of our common stock and each holder of our outstanding options, warrants and senior convertible promissory notes on ________, 2002 will be entitled to participate in the rights offering.

What is a subscription right?

         Each subscription right enables you to purchase one share of common stock for every ____ shares of common stock you own, or are deemed to own, on the record date. If you hold options, warrants or senior convertible promissory notes, you will be deemed to own the number of shares of common stock that you would own if you had exercised or converted your securities on the record date. Each subscription right carries with it a basic subscription right and an over-subscription privilege.

What is the over-subscription privilege?

         We do not expect that all of our shareholders will exercise their basic subscription rights in full. The over-subscription privilege entitles you to subscribe for additional shares of common stock not acquired by other holders of basic subscription rights, subject to the limitations described below.

What are the limitations on the over-subscription privilege?

         We will issue a maximum of ________ shares of common stock in the rights offering. We will be able to satisfy your exercise of the over-subscription privilege only if other shareholders do not elect to purchase all of the shares offered to them under the basic subscription rights. We will honor over-subscription privileges in full to the extent we have sufficient shares available following the exercise of the basic subscription rights. If over-subscription requests exceed the number of shares remaining in the rights offering, we will allocate the available shares pro rata, in successive rounds, based on the number of shares each over-subscribing shareholder purchased under the basic subscription right until all the shares have been subscribed for.

         Your over-subscription privilege is also subject to the following conditions:

         o you must exercise the over-subscription privilege at the same time you exercise your basic subscription right;

         o        you must exercise your basic subscription right in full; and

         o in exercising your over-subscription privilege, you must pay the full subscription price for all the shares you are electing to purchase.

Additionally, in some circumstances, in order to comply with applicable state securities laws, we may not be able to honor all over-subscription privileges even if we have shares available and the above conditions were satisfied.

         If all basic subscription rights and over-subscription privileges have been satisfied in full and shares still remain available for issuance in the offering, New Valley Corporation will purchase up to $5 million of the shares, as more fully described below under the caption "Have other shareholders indicated to Ladenburg that they intend to participate in the rights offering?".

What does it mean to exercise a subscription right?

         When you "exercise" a subscription right, you are choosing to purchase the common stock that the subscription right entitles you to purchase. You may exercise any number of your subscription rights, or you may choose not to exercise your subscription rights at all.

How and by what date must I exercise my subscription rights?

         You must properly complete the attached subscription rights certificate and deliver it to the subscription agent before 5:00 p.m., New York City time, on ___________, 2002. Your subscription rights certificate must be accompanied by proper payment for each share that you wish to purchase. If you do not exercise your subscription rights before the expiration date, your subscription rights will expire and become null and void.

What should I do if I want to participate in the rights offering but my shares are held in the name of my broker or a custodian bank?

         If your shares of common stock are held through a broker, dealer or other nominee, then your broker, dealer or other nominee is the record holder of your shares. This record holder must exercise the rights on your behalf for shares of common stock you wish to purchase. Therefore, you will need to have your record holder act on your behalf. If you wish to participate in this rights offering and purchase shares of common stock, please promptly contact your record holder. To indicate your decision with respect to your rights, you should complete and return to your record holder the form entitled "Beneficial Owner Election Form." You should have received this form from your record holder with the other rights offering materials.

Have other shareholders indicated to Ladenburg that they intend to participate in the rights offering?

         Yes. Several of our executive officers, directors and principal shareholders have indicated that they will exercise their basic subscription rights and over-subscription privileges for up to a total of $_____ of rights in the rights offering.

         Additionally, New Valley Corporation has agreed to purchase up to ________ shares of common stock being offered in the rights offering if, after all other shareholders have been given the chance to purchase as many shares as they wish in the offering, there still remains shares left unsubscribed for. Thus, if the rights offering is fully subscribed for by other shareholders, New Valley will not purchase any shares in the offering.

         New Valley is the beneficial owner of approximately 8.6% of our common stock. Additionally, certain directors of New Valley are also directors of ours and one executive officer of New Valley is an executive officer of ours.

Why is Ladenburg conducting the rights offering?

         We are conducting the rights offering to raise additional working capital. We chose the form of a rights offering over other alternatives to provide the holders of our common stock and outstanding options, warrants and senior convertible promissory notes with the opportunity to avoid dilution by participating in the offering on a pro rata basis.

Has Ladenburg's board of directors made a recommendation regarding the rights offering?

         Our board of directors is not making any recommendation as to whether or not you should exercise any of your rights. You should make your decision based on an assessment of your own best interests.

After I exercise my subscription rights, can I change my mind?

         No. Once you send in your subscription rights certificate and payment, you cannot revoke the exercise of your subscription rights even if you later learn information about us that you consider to be unfavorable. We will have immediate use of the funds sent as payment by you once we receive it. You should not exercise your subscription rights unless you are certain that you wish to purchase shares of our common stock.

Is exercising the subscription rights risky?

         Yes. Exercising your subscription rights means you are purchasing additional shares of our common stock. Purchasing shares of our common stock involves risks and there is a possibility that you could lose all of the money you invest in this offering. You should consider exercising your subscription rights as carefully as you would view other equity investments. Among other things, you should carefully consider the risks described under the heading "Risk Factors" beginning on page 9.

Must I exercise my subscription rights?

         No. You are not required to exercise any rights, purchase any shares or otherwise take any action in response to this rights offering.

What happens if I do not exercise my subscription rights?

         If you do not exercise your subscription rights, you will continue to own, or be deemed to own, the same number of shares of common stock that you did prior to the rights offering. However, if other shareholders exercise their rights and you do not, your relative percentage ownership of our common stock will decrease and your relative voting rights and economic interests will be diluted.

Can I sell or give away my subscription rights?

         No. Except with our prior written consent, the subscription rights are not transferable.

What are the federal income tax consequences of receiving and exercising the subscription rights?

         The receipt and exercise of the subscription rights granted to holders of our common stock and warrants should not result in any taxable income to those holders. The receipt of subscription rights granted to holders of our stock options should not result in taxable income to those holders, but they will recognize ordinary income upon the exercise of the rights in an amount equal to the excess, if any, of the fair market value of the common stock at the time of exercise over the subscription price. The receipt and exercise of subscription rights granted to holders of our senior convertible promissory notes should not result in any taxable income to those holders. However, the receipt of the rights by these individuals will be treated as a return of basis. You should review the discussion of the tax consequences of the rights offering under the heading "Material Federal Income Tax Considerations" beginning on page
26. You should also seek specific tax advice from your personal tax advisor.

If I exercise my subscription rights, when will I receive my additional shares of common stock?

         If you purchase shares of common stock through the rights offering, you will receive your additional shares as soon as practicable after the expiration date of the rights offering. Subject to state securities laws and regulations, we have the discretion to delay allocation and distribution of any shares you may elect to purchase in order to comply with state securities laws.

Can Ladenburg cancel the rights offering?

         Yes. Our board of directors may cancel the rights offering in its sole and absolute discretion at any time before 5:00 p.m., New York City time on _________, 2002. However, we do no expect to cancel the rights offering and are not aware of any facts or circumstances which would cause us to do so. We have reserved this right for our protection only in the event we learn of facts or future events that would cause us to determine that the rights offering is not in our best interests. If we do cancel the rights offering, any money received from our shareholders will be refunded promptly.

If the rights offering is cancelled or my subscription is not accepted for some reason, will I be paid interest on the money sent by me to exercise my rights?

         No. You will not be paid any interest on the money sent by you to exercise your rights. If the rights offering is cancelled or we are unable to accept your subscription for any reason, we will only be obligated to return to you money actually sent by you to us.

How much money will Ladenburg receive from the rights offering?

         The gross proceeds we will receive from the rights offering will depend on the number of shares of common stock that are purchased in the offering. If we sell all ______ shares which may be purchased upon exercise of the subscription rights offered by this prospectus, we will receive proceeds of approximately $10,000,000, before deducting expenses payable by us, estimated to be approximately $_____.

How many shares of common stock will be outstanding after the rights offering?

         The number of shares of common stock that will be outstanding after the rights offering depends on the number of shares that are purchased. Since New Valley has agreed to purchase up to _______ shares not purchased by our other shareholders, we expect to issue at least _______ shares of common stock during this rights offering, and if we sell all of the shares of common stock offered by this prospectus, then we will issue _________ new shares of common stock. As a result, we expect to have between approximately __________ and _________ shares of common stock outstanding immediately after the rights offering, excluding shares issuable upon exercise or conversion of outstanding options, warrants or other convertible securities.

What should I do if I have other questions?

         If you have any other questions, need additional copies of offering documents or otherwise need assistance, please contact our corporate secretary, Joseph Giovanniello Jr., Ladenburg Thalmann Financial Services Inc., 590 Madison Avenue, 34th Floor, New York, New York 10022, telephone number (212) 409-2544. To ask other questions or to receive copies of our recent SEC filings, you can also contact us by mail or telephone, or refer to the other sources described under the heading "Where You Can Find More Information" beginning on page 29 of this prospectus.

                                  RISK FACTORS

         You should carefully consider the risks described below before you decide to invest in our company. The risks described below are not the only ones facing us. Additional risks not presently known to us or that we currently believe are immaterial may also impair our business operations. Our business, financial condition or results of operation could be materially adversely affected by any of these risks. The trading price of our common stock could decline because of any one of these risks, and you may lose all or part of your investment.

                      Risks Related to the Rights Offering

If you do not exercise all of your rights, you may suffer significant dilution to your percentage ownership of our common stock.

         This rights offering is designed to enable us to raise capital while allowing all of our shareholders and holders of our derivative securities on the record date to maintain their relative proportionate voting and economic interests. To the extent that other shareholders exercise their rights and you do not, your proportionate voting and ownership interests will be reduced.

The price of our common stock may decline during or after the rights offering.

         We cannot assure you that the public trading market price for our common stock will stay at its current level after you elect to exercise your rights. If the price of our common stock declines during or after the rights offering, you may have committed to buy shares of common stock at a price above the prevailing market price and you will have an immediate unrealized loss. Moreover, we cannot assure you that following the exercise of rights you will be able to sell your shares of common stock at a price equal to or greater than the subscription price. Although certificates representing the shares of common stock purchased in the rights offering will be delivered as soon as practicable after the expiration of the rights offering, until the shares are actually delivered, you may not be able to sell the shares that you purchase.

The subscription price is not an indication of our value.

         Our board of directors set the subscription price after considering a variety of factors, including the desire to encourage full shareholder participation in the rights offering. The subscription price does not necessarily bear any relationship to the book value of our assets, past operations, cash flows, losses, financial condition or any other established criteria for value. We have neither sought nor obtained a valuation opinion from an outside financial consultant or investment banker.

Once you exercise your subscription rights, you cannot revoke or change your subscription.

         You are not allowed to revoke or change your exercise of rights after you send in your subscription rights certificate and payment even if you later learn information about us that you consider to be unfavorable. Once you send in your payment, we will have immediate use of those funds. Additionally, if we cancel this rights offering, you will not receive any interest on the payment sent to us as we are only obligated to refund payments actually received by us.

You need to act promptly and follow the subscription instructions in order to participate in the rights offering.

         Shareholders who desire to purchase shares of common stock in this rights offering must act promptly to ensure that all required forms and payments are actually received by our subscription agent, American Stock Transfer & Trust Company, prior to the expiration date. If you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures that apply to your desired transaction, we may, depending on the circumstances, reject your subscription or accept it to the extent of the payment received. Neither we nor American Stock Transfer & Trust Company are required to contact you concerning, or attempt to correct, an incomplete or incorrect subscription form or payment. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.

We will have broad discretion in using the proceeds of this offering.

         We intend to use the proceeds from this offering for working capital and other general corporate purposes, including the repayment of a $2.5 million promissory note that we issued to New Valley in March 2002 which by its terms must be repaid upon the earlier of June 30, 2002 and the consummation of an equity offering raising in excess of $5 million . Accordingly, we will have broad discretion in using the proceeds. You will not have the opportunity to evaluate the economic, financial or other information that we will use to determine how to use our proceeds.

                          Risks Related to our Company

We are subject to various risks associated with the securities industry.

         As securities broker-dealers, Ladenburg Thalmann & Co. and Ladenburg Capital Management are subject to uncertainties that are common in the securities industry. These uncertainties include:

         o the volatility of domestic and international financial, bond and stock markets, as demonstrated by recent disruptions in the financial markets;

         o        extensive governmental regulation;

         o        litigation;

         o        intense competition;

         o substantial fluctuations in the volume and price level of securities; and

         o        dependence on the solvency of various third parties.

As a result, revenues and earnings may vary significantly from quarter to quarter and from year to year. In periods of low volume, profitability is impaired because certain expenses remain relatively fixed. Ladenburg Thalmann & Co. and Ladenburg Capital Management are much smaller and have much less capital than many competitors in the securities industry. In the event of a market downturn, our business could be adversely affected in many ways, including those described below. Our revenues are likely to decline in such circumstances and, if we are unable to reduce expenses at the same pace, our profit margins would erode.

Our business could be adversely affected by a breakdown in the financial markets.

         As a securities broker-dealer, our business is materially affected by conditions in the financial markets and economic conditions generally, both in the United States and elsewhere around the world. Many factors or events could lead to a breakdown in the financial markets including war, terrorism, natural catastrophes and other types of disasters. These types of events could cause people to begin to lose confidence in the financial markets and their ability to function effectively. If the financial markets are unable to effectively prepare for these types of events and ease public concern over their ability to function, our revenues are likely to decline and our operations will be adversely affected.

We have incurred, and may in the future incur, significant losses from trading and investment activities due to market fluctuations and volatility.

         We generally maintain trading and investment positions in the equity markets. To the extent that we own assets, i.e., have long positions, in those markets, a downturn in those markets could result in losses from a decline in the value of those long positions. Conversely, to the extent that we have sold assets that we do not own, i.e., have short positions, in any of those markets, an upturn in those markets could expose us to potentially unlimited losses as we attempt to cover our short positions by acquiring assets in a rising market.

         We may from time to time have a trading strategy consisting of holding a long position in one asset and a short position in another from which we expect to earn revenues based on changes in the relative value of the two assets. If, however, the relative value of the two assets changes in a direction or manner that we did not anticipate or against which we are not hedged, we might realize a loss in those paired positions. In addition, we maintain trading positions that can be adversely affected by the level of volatility in the financial markets, i.e., the degree to which trading prices fluctuate over a particular period, in a particular market, regardless of market levels.

Our revenues may decline in adverse market or economic conditions.

         Unfavorable financial or economic conditions may reduce the number and size of the transactions in which we provide underwriting services, merger and acquisition consulting and other services. Our investment banking revenues, in the form of financial advisory and underwriting fees, are directly related to the number and size of the transactions in which we participate and would therefore be adversely affected by a sustained market downturn. Additionally, a downturn in market conditions could lead to a decline in the volume of transactions that we execute for our customers and, therefore, to a decline in the revenues we receive from commissions and spreads.

Our risk management policies and procedures may leave us exposed to unidentified risks or an unanticipated level of risk.

         The policies and procedures we employ to identify, monitor and manage risks may not be fully effective. Some methods of risk management are based on the use of observed historical market behavior. As a result, these methods may not predict future risk exposures, which could be significantly greater than the historical measures indicate. Other risk management methods depend on evaluation of information regarding markets, clients or other matters that are publicly available or otherwise accessible by us. This information may not be accurate, complete, up-to-date or properly evaluated. Management of operational, legal and regulatory risk requires, among other things, policies and procedures to properly record and verify a large number of transactions and events. We cannot assure you that our policies and procedures will effectively and accurately record and verify this information.

         We seek to monitor and control our risk exposure through a variety of separate but complementary financial, credit, operational and legal reporting systems. We believe that we effectively evaluate and manage the market, credit and other risks to which we are exposed. Nonetheless, the effectiveness of our ability to manage risk exposure can never be completely or accurately predicted or fully assured. For example, unexpectedly large or rapid movements or disruptions in one or more markets or other unforeseen developments can have a material adverse effect on our results of operations and financial condition. The consequences of these developments can include losses due to adverse changes in inventory values, decreases in the liquidity of trading positions, higher volatility in earnings, increases in our credit risk to customers as well as to third parties and increases in general systemic risk.

Credit risk exposes us to losses caused by financial or other problems experienced by third parties.

         We are exposed to the risk that third parties that owe us money, securities or other assets will not perform their obligations. These parties include:

         o        trading counterparties;

         o        customers;

         o        clearing agents;

         o        exchanges;

         o        clearing houses; and

         o other financial intermediaries as well as issuers whose securities we hold.

These parties may default on their obligations owed to us due to bankruptcy, lack of liquidity, operational failure or other reasons. This risk may arise, for example, from:

         o        holding securities of third parties;

         o executing securities trades that fail to settle at the required time due to non-delivery by the counterparty or systems failure by clearing agents, exchanges, clearing houses or other financial intermediaries; and

         o extending credit to clients through bridge or margin loans or other arrangements.

Significant failures by third parties to perform their obligations owed to us could adversely affect our revenues and perhaps our ability to borrow in the credit markets.

We may have difficulty effectively managing our growth.

         Over the past several years, we have experienced significant growth in our business activities and the number of our employees through a variety of transactions. For instance, in May 2001, we acquired Ladenburg Thalmann & Co. and significantly increased the number of registered representatives under our control. We expect our business to continue to grow. Growth of this nature involves numerous risks such as:

         o difficulties and expenses incurred in connection with the subsequent assimilation of the operations and services or products of the acquired company;

         o        the potential loss of key employees of the acquired company;
                  and

         o the diversion of management's attention from other business concerns.

If we are unable to effectively address these risks, we may be required to restructure the acquired business or write off the value of some or all of the assets of the acquired business. Further, this type of growth requires increased investments in management personnel, financial and management systems and controls, and facilities. We cannot assure you that we will experience parallel growth in these areas. If these areas do not grow at the same time, our operating margins may decline from current levels.

         Additionally, as is common in the securities industry, we will continue to be highly dependent on the effective and reliable operation of our communications and information systems. We believe that our current and anticipated future growth will require implementation of new and enhanced communications and information systems and training of our personnel to operate such systems. Any difficulty or significant delay in the implementation or operation of existing or new systems or the training of personnel could adversely affect our ability to manage our growth.

We depend on several key employees and the loss of any of their services could harm our business.

         Our success is dependent in large part upon the services of several key employees. We have employment agreements with Victor Rivas, Richard Rosenstock, Mark Zeitchick and Vincent Mangone which provide for these individuals to be employed by us through August 2004. Each of these individuals, however, may terminate their agreement upon 30 days' notice. Although the employment agreements contain various incentives designed to retain the services of these individuals, including stock options and other incentive based awards as well as non-solicitation provisions in our favor, these provisions may be insufficient to keep these individuals from leaving us for a more lucrative opportunity. This is especially true in light of the increasing competition for experienced professionals in the securities industry. We do not maintain and do not intend to obtain key man insurance on the lives of any of these individuals. In the event that any of these individuals terminate their agreements or otherwise leave our company, our operations may be materially and adversely affected.

We face significant competition for professional employees.

         From time to time, individuals we employ may choose to leave our company to pursue other opportunities. We have experienced losses of research, investment banking and sales and trading professionals in the past and the level of competition for key personnel remains intense. We cannot assure you that the loss of key personnel will not occur again in the future. The loss of an investment banking, research, or sales and trading professional, particularly a senior professional with a broad range of contacts in an industry, could materially and adversely affect our operating results.

Intense competition from existing and new entities may adversely affect our revenues and profitability.

         The securities industry is rapidly evolving, intensely competitive and has few barriers to entry. We expect competition to continue and intensify in the future. Many of our competitors have significantly greater financial, technical, marketing and other resources than we do. Some of our competitors also offer a wider range of services and financial products than we do and have greater name recognition and a larger client base. These competitors may be able to respond more quickly to new or changing opportunities, technologies and client requirements. They may also be able to undertake more extensive promotional activities, offer more attractive terms to clients, and adopt more aggressive pricing policies. We may not be able to compete effectively with current or future competitors and competitive pressures faced by us may harm our business.

We currently do not have internet brokerage service capability.

         Recently, a growing number of brokerage firms have begun offering internet brokerage services to their customers in response to increased customer demand for these services. While we intend to offer internet brokerage services in the future, we may not be able to offer services that will appeal to our current or prospective customers and these services may not be profitable. Our failure to commence internet brokerage services in the near future could have a material adverse effect on our business. Additionally, if we commence internet brokerage services but are unable to attract customers for our services, our revenues will decline.

We rely on clearing brokers and termination of the agreements with these clearing brokers could disrupt our business.

         Ladenburg Thalmann & Co. and Ladenburg Capital Management use clearing brokers to process their securities transactions and maintain customer accounts on a fee basis. The clearing brokers also provide billing services, extend credit and provide for control and receipt, custody and delivery of securities. Our broker-dealers depend on the operational capacity and ability of the clearing brokers for the orderly processing of transactions. In addition, by engaging the processing services of a clearing firm, Ladenburg Thalmann & Co. and Ladenburg Capital Management are exempt from some capital reserve requirements and other regulatory requirements imposed by federal and state securities laws. If the clearing agreements are terminated for any reason, we would be forced to find alternative clearing firms. We cannot assure you that we would be able to find an alternative clearing firm on acceptable terms to them or at all.

Clearing brokers extend credit to our clients and we are liable if the clients do not pay.

         Ladenburg Thalmann & Co. and Ladenburg Capital Management permit their clients to purchase securities on a margin basis or sell securities short, which means that the clearing firm extends credit to the client secured by cash and securities in the clients' account. During periods of volatile markets, the value of the collateral held by the clearing brokers could fall below the amount borrowed by the client. If margin requirements are not sufficient to cover losses, the clearing brokers sell or buy securities at prevailing market prices, and may incur losses to satisfy client obligations. Ladenburg Thalmann & Co. and Ladenburg Capital Management have agreed to indemnify the clearing brokers for losses they incur while extending credit to their clients.

The precautions we take to prevent and detect employee misconduct may not be effective and we could be exposed to unknown and unmanaged risks or losses.

         We run the risk that employee misconduct could occur. Misconduct by employees could include:

         o employees binding us to transactions that exceed authorized limits or present unacceptable risks to us;

         o employees hiding unauthorized or unsuccessful activities from us; or

         o        the improper use of confidential information.

These types of misconduct could result in unknown and unmanaged risks or losses to us including regulatory sanctions and serious harm to our reputation. The precautions we take to prevent and detect these activities may not be effective. If employee misconduct does occur, our business operations could be materially adversely affected.

We are currently subject to extensive securities regulation and the failure to comply with these regulations could subject us to penalties or sanctions.

         The securities industry and our business is subject to extensive regulation by the SEC, state securities regulators and other governmental regulatory authorities. We are also regulated by industry self-regulatory organizations, including the NYSE, the NASD and the Municipal Securities Rulemaking Board.

         Ladenburg Thalmann & Co. and Ladenburg Capital Management are registered broker-dealers with SEC and member firms of the NASD. Ladenburg Thalmann & Co. is also a member firm of the NYSE. Broker-dealers are subject to regulations which cover all aspects of the securities business, including:

         o        sales methods and supervision;

         o        trading practices among broker-dealers;

         o        use and safekeeping of customers' funds and securities;

         o        capital structure of securities firms;

         o        record keeping; and

         o        the conduct of directors, officers and employees.

Much of the regulation of broker-dealers has been delegated to self-regulatory organizations, principally the NASD Regulation, Inc., the regulatory arm of the NASD, and the NYSE, which are our primary regulatory agencies. NASD Regulation and the NYSE adopt rules, subject to approval by the SEC, that govern its members and conducts periodic examinations of member firms' operations.

         Compliance with many of the regulations applicable to us involves a number of risks, particularly in areas where applicable regulations may be subject to varying interpretation. The requirements imposed by these regulators are designed to ensure the integrity of the financial markets and to protect customers and other third parties who deal with us. Consequently, these regulations often serve to limit our activities, including through net capital, customer protection and market conduct requirements. If we are found to have violated an applicable regulation, administrative or judicial proceedings may be initiated against us that may result in:

         o        censure;

         o        fine;

         o civil penalties, including treble damages in the case of insider trading violations;

         o        the issuance of cease-and-desist orders;

         o the deregistration or suspension of our broker-dealer activities;

         o the suspension or disqualification of our officers or employees; or

         o        other adverse consequences.

The imposition of any of these or other penalties could have a material adverse effect on our operating results and financial condition.

         The regulatory environment is also subject to change. We may be adversely affected as a result of new or revised legislation or regulations imposed by the SEC, other federal or state governmental regulatory authorities, or self-regulatory organizations. We also may be adversely affected by changes in the interpretation or enforcement of existing laws and rules by these governmental authorities and self-regulatory organizations.

Failure to comply with net capital requirements could subject us to suspension or revocation by the SEC or suspension or expulsion by the NASD and the NYSE.

         Each of our subsidiaries is subject to the SEC's net capital rule which requires the maintenance of minimum net capital. The net capital rule is designed to measure the general financial integrity and liquidity of a broker-dealer. In computing net capital, various adjustments are made to net worth which exclude assets not readily convertible into cash. Additionally, the regulations require that certain assets, such as a broker-dealer's position in securities, be valued in a conservative manner so as to avoid over-inflation of the broker-dealer's net capital. The net capital rule requires that a broker-dealer maintain a certain minimum level of net capital and a certain ratio of net capital to aggregate indebtedness. The particular levels vary in application depending upon the nature of the activity undertaken by a firm. Compliance with the net capital rule limits those operations of broker-dealers which require the intensive use of their capital, such as underwriting commitments and principal trading activities. The rule also limits the ability of securities firms to pay dividends or make payments on certain indebtedness such as subordinated debt as it matures. A significant operating loss or any charge against net capital could adversely affect the ability of a broker-dealer to expand or, depending on the magnitude of the loss or charge, maintain its then present level of business. The NASD and the NYSE may enter the offices of a broker-dealer at any time, without notice, and calculate the firm's net capital. If the calculation reveals a deficiency in net capital, the NASD may immediately restrict or suspend certain or all of the activities of a broker-dealer, including its ability to make markets. Our subsidiaries may not be able to maintain adequate net capital, or their net capital may fall below requirements established by the SEC, and subject us to disciplinary action in the form of fines, censure, suspension, expulsion or the termination of business altogether.

Risk of losses associated with securities laws violations and litigation.

         Many aspects of our business involve substantial risks of liability. An underwriter is exposed to substantial liability under federal and state securities laws, other federal and state laws, and court decisions, including decisions with respect to underwriters' liability and limitations on indemnification of underwriters by issuers. For example, a firm that acts as an underwriter may be held liable for material misstatements or omissions of fact in a prospectus used in connection with the securities being offered or for statements made by its securities analysts or other personnel. In recent years, there has been an increasing incidence of litigation involving the securities industry, including class actions that seek substantial damages. Our underwriting activities will usually involve offerings of the securities of smaller companies, which often involve a higher degree of risk and are more volatile than the securities of more established companies. In comparison with more established companies, smaller companies are also more likely to be the subject of securities class actions, to carry directors and officers liability insurance policies with lower limits or not at all, and to become insolvent. Each of these factors increases the likelihood that an underwriter of a smaller companies' securities will be required to contribute to an adverse judgment or settlement of a securities lawsuit.

         In the normal course of business, our operating subsidiaries have been and continue to be the subject of numerous civil actions and arbitrations arising out of customer complaints relating to our activities as a broker-dealer, as an employer and as a result of other business activities. In general, the cases involve various allegations that our employees had mishandled customer accounts. We believe that, based on our historical experience and the reserves established by us, the resolution of the claims presently pending will not have a material adverse effect on our financial condition. However, although we typically reserve an amount we believe will be sufficient to cover any damages assessed against us, we have in the past been assessed damages that exceeded our reserves. If we misjudged the amount of damages that may be assessed against us from pending or threatened claims, or if we are unable to adequately estimate the amount of damages that will be assessed against us from claims that arise in the future and reserve accordingly, our financial condition may be materially adversely affected.

Our principal shareholders including our directors and officers control a large percentage of our shares of common stock and can significantly influence our corporate actions.

         At the present time, our executive officers, directors and companies that these individuals control beneficially own approximately 43% of our common stock. Accordingly, these individuals and entities will be able to significantly influence most, if not all, of our corporate actions, including the election of directors and the appointment of officers. Additionally, this ownership of our common stock may make it difficult for a third party to acquire control of us, therefore possibly discouraging third parties from seeking to acquire us. A third party would have to negotiate any possible transactions with these principal shareholders, and their interests may be different from the interests of our other shareholders. This may depress the price of our common stock. Possible additional issuances will cause dilution.

         While we currently have outstanding 42,025,211 shares of common stock, options to purchase a total of 5,171,629 shares of common stock, warrants to purchase a total of 200,000 shares of common stock and senior convertible promissory notes initially convertible into 11,296,746 shares of common stock, we are authorized to issue up to 100,000,000 shares of common stock and are therefore able to issue additional shares without being required to obtain shareholder approval. If we issue additional shares, or if our existing shareholders exercise or convert their outstanding options or notes, our other shareholders may find their holdings drastically diluted, which if it occurs, means that they will own a smaller percentage of our company.

The American Stock Exchange may delist our common stock from quotation on its exchange.

         Our common stock is currently quoted on the American Stock Exchange. In order to continue quotation of our common stock, we must maintain certain financial, distribution and stock price levels. If we are unable to maintain these levels, the American Stock Exchange may delist our common stock from trading on its exchange. If this occurs, we could face significant material adverse consequences including:


         o a limited availability of market quotations for our common stock;

         o        a limited amount of news and analyst coverage for our company;
                  and

         o a decreased ability to issue additional securities or obtain additional financing in the future.

We may issue preferred stock with preferential rights that may adversely affect your rights.

         The rights of our shareholders will be subject to and may be adversely affected by the rights of holders of any preferred stock that we may issue in the future. Our articles of incorporation authorize our board of directors to issue up to 2,000,000 shares of "blank check" preferred stock and to fix the rights, preferences, privilege and restrictions, including voting rights, of these shares without further shareholder approval.


             WARNING REGARDING OUR USE OF FORWARD-LOOKING STATEMENTS

         Some of the statements contained in this prospectus are forward-looking that relate to possible future events, our future performance and our future operations. In some cases, you can identify these forward-looking statements by the use of words such as "may," "will," "should," "anticipates," "believes," "expects," "plans," "future," "intends," "could," "estimate," "predict," "potential," "continue," or the negative of these terms or other similar expressions. These statements are only our predictions. Our actual results could and likely will differ materially from these forward-looking statements for many reasons, including the risks described above and appearing elsewhere in this prospectus. We cannot guarantee future results, levels of activities, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform them to actual results or to changes in our expectations.

                        PROCEDURES OF THE RIGHTS OFFERING

         Before exercising any rights, you should carefully consider the information set forth under the heading "Risk Factors" beginning on page 9 of this prospectus.

         Reason for the rights offering

         We believe that a rights offering provides several advantages over a traditional public offering. First, it allows us to offer our shares to investors who already have some knowledge of our business. We are also able to distribute the shares to a broader, more stable shareholder base than might otherwise be available in the context of an underwritten public offering. Second, a rights offering enables our shareholders to purchase additional shares of our common stock and maintain and possibly increase their current percentage ownership.

         No board investment recommendation to shareholders

         Our board of directors is not making any recommendation to you about whether or not you should exercise any rights in this offering. In making your decision, you should consider your own best interests.

         The rights

         We have granted to each of our shareholders and offered to each holder of our options, warrants and senior convertible promissory notes as of ________, 2002 a subscription right to purchase additional shares of our common stock. Each subscription right will entitle you to purchase one share of common stock for every ___ shares owned, or deemed owned, by you on the record date at a subscription price of $___ per share. Each holder of our options, warrants and senior convertible promissory notes will be deemed to own that number of shares of our common stock that they would own if they had exercised or converted their securities on ________, 2002.

         We will not issue fractional rights. If the number of shares of common stock you own, or are deemed to own, on the record date would have resulted in your receipt of fractional rights, the number of rights issued to you will be rounded up to the nearest whole number.

         Subscription price

         The subscription price for the rights offering is $____ per share. All payments must be cleared on or before the expiration date.

         Basic and over-subscription privileges

         Basic subscription right. The basic subscription right entitles you to purchase one share of common stock for every ___ shares of common stock owned, or deemed owned, on the record date.

         Over-subscription privilege. If you exercise your basic subscription right in full, the over-subscription privilege entitles you to purchase additional shares of common stock that other shareholders have not purchased under their basic subscription rights. If there are not enough shares available to fill all of the over-subscriptions for additional shares, the available shares of common stock will be allocated pro rata, in successive rounds, based on the number of shares each subscriber has purchased under the basic subscription right until all shares have been subscribed for. We will not allocate to you more than the number of shares of common stock you have actually subscribed and paid for.

         You are not entitled to exercise the over-subscription privilege unless you elect to exercise your basic subscription right in full. You can elect to exercise the over-subscription privilege only at the same time you exercise your basic subscription right in full. In exercising the over-subscription privilege, you must pay the full subscription price for all the shares you are electing to purchase. If we do not allocate to you all of the shares you have subscribed for under the over-subscription privilege, we will refund to you any payment you have made for shares which are not available to issue to you, as soon as practicable after completion of this rights offering. Interest will not be payable on amounts refunded.

         Banks, brokers and other nominees who exercise the over-subscription privilege on behalf of beneficial owners must report certain information to the subscription agent and us and report certain other information received from each beneficial owner exercising rights. Generally, banks, brokers and other nominees must report:

         o the number of shares held on the record date on behalf of each beneficial owner,

         o the number of rights as to which the basic subscription right has been exercised on behalf of each beneficial owner,

         o that each beneficial owner's basic subscription right held in the same capacity has been exercised in full, and

         o the number of shares subscribed for under the over-subscription privilege by each beneficial owner.

         If you complete the portion of the subscription rights certificate to exercise the over-subscription privilege, you will be representing and certifying that you have fully exercised your basic subscription right as described above. You must exercise your over-subscription privilege at the same time you exercise your basic subscription right.

         Expiration date

         The rights are immediately exercisable and expire on _____, 2002, at 5:00 p.m., New York City time. Rights not exercised by the expiration date will be null and void.

         Mailing of subscription rights certificates and instructions

         Subscription rights certificates are being sent along with this prospectus. In addition to the subscription rights certificates, you are being sent detailed instructions regarding exercising your subscription rights.

         Foreign and unknown addresses

         Shareholders whose addresses are outside the United States or who have an APO or FPO address are not being sent subscription rights certificates. In those cases, the subscription rights certificates will be held by the subscription agent. If you live outside the United States or have an APO or FPO address, you should notify the subscription agent prior to 11:00 a.m., New York City time, on the third business day prior to the expiration date in order to exercise your subscription rights.

         Right to block exercises

         We reserve the right to refuse the exercise of subscription rights by any holder who would, in our opinion, be required to obtain prior clearance or approval from any state, federal or foreign regulatory authorities for the exercise of rights or ownership of additional shares of common stock if, at the expiration date, this clearance or approval has not been obtained. We are not undertaking to pay any expenses incurred in seeking this clearance or approval.

         We are not offering or selling, or soliciting any purchase of, shares in any state or other jurisdiction in which this rights offering is not permitted. We reserve the right to delay the commencement of this rights offering in certain states or other jurisdictions if necessary to comply with local laws. However, we may elect not to offer rights to residents of any state or other jurisdiction whose law would require a change in this rights offering in order to carry out this rights offering in such state or jurisdiction.

         Procedures for exercising rights

         You may exercise your subscription rights by delivering to the subscription agent on or prior to the expiration date the following:

         o a properly completed and duly executed subscription rights certificate;

         o        any required signature guarantees; and

         o payment in full of $____ per share of common stock to be purchased through the basic subscription right and over-subscription privilege.

You should deliver your subscription rights certificate and payment to the subscription agent at the address listed under the section below entitled "Subscription Agent."

         Proper methods of payment for exercising the subscription rights

         If you exercise any of your subscription rights, you must deliver full payment in the form of:

         o a personal check, certified or cashier's check or bank draft drawn upon a United States postal, telegraphic or bank money order, payable to "American Stock Transfer & Trust Company, as Subscription Agent"; or

         o        a wire transfer of immediately available funds.

If you are purchasing at least ________ shares of common stock, the subscription agent may agree to an alternative payment method. If you use an alternative payment method, the subscription agent must receive the full amount of your payment in currently available funds within one trading day prior to ________, 2002. Payment will be deemed to have been received by the subscription agent only upon:

         o        clearance of any uncertified check;

         o receipt by the subscription agent of any certified check or bank draft drawn upon a United States bank, any postal, telegraphic or express money order, or any funds transferred by wire transfer; or

         o receipt of funds by the subscription agent through an alternative payment method as described above.

All payments must be cleared on or before the expiration date. Funds paid by uncertified personal check may take at least five business days to clear. Accordingly, if you pay the subscription price by means of an uncertified personal check, you should make payment sufficiently in advance of the expiration date to ensure that your check actually clears and the payment is received before that time. We are not responsible for any delay in payment by you and suggest that you consider payment by means of certified or cashier's check, money order or wire transfer of funds.

         Subscription Agent

         We have appointed American Stock Transfer & Trust Company, the transfer agent for our common stock, as subscription agent for the rights offering. The subscription agent's address for packages sent are:

         By First Class Mail:

                  American Stock Transfer & Trust Company
                  59 Maiden Lane
                  New York, New York 10038

         By Hand:

                  American Stock Transfer & Trust Company
                  59 Maiden Lane
                  New York, New York 10038

         By Overnight Delivery:

                  American Stock Transfer & Trust Company
                  59 Maiden Lane
                  New York, New York 10038

The subscription agent's telephone number is (718) 921-8200 and its facsimile number is (718) 234-5001. You should deliver your subscription rights certificate, payment of the subscription price and any required notice of guaranteed delivery to the subscription agent. We will pay the fees and specified expenses of the subscription agent, which we estimate will be approximately $7,500. We have also agreed to indemnify the subscription agent from any liability that it may incur in connection with the rights offering.

         Notice of guaranteed delivery

         If you wish to exercise your rights but cannot ensure that your executed subscription rights certificate will actually be received prior to the expiration date, you may alternatively exercise your rights through the following guaranteed delivery procedures. In order to exercise your rights using the guaranteed delivery process, the subscription agent must receive the following prior to the expiration date:

         o full payment for all of the shares of common stock you desire to purchase pursuant to the basic subscription right and the over-subscription privilege; and

         o a guarantee notice from executed by both you and one of the following:

                  o a member firm of a registered national securities exchange;

                  o     a member of the NASD;

                  o a commercial bank or trust company having an office or correspondent in the United States; or

                  o other acceptable eligible guarantor institution qualified under a guarantee program.

The co-signing institution must provide a Medallion Guaranty on the notice of guaranteed delivery guaranteeing that the subscription rights certificate will be delivered within three business days after the date of the form. Your notice of guaranteed delivery must also provide other relevant details concerning the intended exercise of your rights. The properly completed subscription rights certificate with any required signature guarantee must be received within three business days following the date of the related notice of guaranteed delivery. If you are a nominee holder of rights, the "Nominee Holder Certification" must also accompany the notice of guaranteed delivery.

         A notice of guaranteed delivery may be delivered in the same manner as subscription rights certificates at the addresses set forth above under the caption "Subscription Agent" or facsimile transmission to facsimile number (718) 234-5001.

         Additional copies of the form of notice of guaranteed delivery are available upon request from the subscription agent, whose address and telephone number is set forth above under the caption "Subscription Agent."

         Incomplete forms; Insufficient or excess payments

         If you do not indicate on your subscription rights certificate the number of rights being exercised, or do not forward sufficient payment for the number of rights that you indicate are being exercised, then we will accept the subscription forms and payment only for the maximum number of rights that may be exercised based on the actual payment delivered. We will make this determination as follows:

         o you will be deemed to have exercised your basic subscription right to the full extent of the payment received; and

         o if any funds remain, you will be deemed to have exercised your over-subscription privilege to the extent of the remaining funds.

         We will return any payment not applied to the purchase of shares under this rights offering as soon as practicable.

         Prohibition on fractional shares

         Each whole right entitles you to purchase one share of common stock at the subscription price per share. We will accept any inadvertent subscription indicating a purchase of fractional shares by rounding up to the nearest whole share and, as soon as practicable, refunding any payment received for a fractional share.

         Instructions to nominee holders

         If you are a broker, trustee or depositary for securities who held shares of our common stock for the account of others on the record date, you should notify the respective beneficial owners of such shares of the rights offering as soon as possible to find out their intentions with respect to exercising their rights. You should obtain instructions from the beneficial owner with respect to the rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate subscription rights certificate and submit it to the subscription agent with the proper payment. If you hold shares of our common stock for the account of more than one beneficial owner, you may exercise the number of rights to which all such beneficial owners in the aggregate otherwise would have been entitled had they been direct record holders of our common stock on the record date, provided that you, as a nominee record holder, make a proper showing to the subscription agent by submitting the form entitled "Nominee Holder Certification" which we will provide to you with your offering materials.

         Revocation of subscriptions

         You are not allowed to revoke or change your exercise of rights after you have sent in your subscription forms and payment. You should not exercise your subscription rights and over-subscription privilege unless you are certain that you wish to purchase shares of our common stock.

         Transferability of rights

         Except with our prior written consent, the subscription rights are not transferable. If you do not exercise your subscription rights by the expiration date, they will become null and void.

         Extension, withdrawal and amendment of the rights offering

         We reserve the right to withdraw or terminate this rights offering at any time for any reason. If the offering is withdrawn or terminated, all funds received from subscriptions will be returned.

         We reserve the right to extend the expiration date of the rights offering or amend any of the other terms of the rights offering. If we make an amendment that we consider significant, we will:

         o mail notice of the amendment to all shareholders and all holders of options, warrants and senior convertible promissory notes as of the record date;

         o        extend the expiration date by at least ten days; and

         o offer all subscribers no less than ten days to revoke any subscription already submitted.

The extension of the expiration date will not, in and of itself, be treated as a significant amendment for these purposes.

         Exercise indication of certain parties

         Certain of our officers, directors and principal shareholders have indicated that they will exercise their basic subscription rights and over-subscription privileges for up to a total of $_______ of rights in the rights offering.

         Additionally, New Valley has agreed to purchase up to ________ shares of common stock being offered in the rights offering if, after all other shareholders have been given the chance to purchase as many shares as they wish in the offering, there still remains shares left unsubscribed for. New Valley is the beneficial owner of approximately 8.6% of our common stock and certain directors of New Valley are also directors of ours and one executive officer of New Valley is an executive officer of ours.

         Under the terms of the agreement with New Valley, we have agreed to indemnify New Valley and its directors and officers against claims and liabilities arising out of or based upon material misstatements or omissions made in this prospectus and the registration statement of which it forms a part. We have also agreed to register for resale the shares of common stock that may be purchased by New Valley.

         How procedural and other questions are resolved

         We are entitled to resolve all questions concerning the timeliness, validity, form and eligibility of any exercise of subscription rights. Our determination will be final and binding. We may, in our sole discretion, waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine, or reject the purported exercise of any right because of any defect or irregularity.

         Subscription rights certificates will not be considered received or accepted until all irregularities have been waived or cured within a time as we determine in our sole discretion. We do not have any duty to give notification of any defect or irregularity in connection with the submission of subscription rights certificates or any other required document and we are not liable for not giving you such notification.

         We reserve the right to reject any exercise of rights if the exercise does not comply with the terms of this rights offering or is not in proper form or if the exercise of rights would be unlawful or materially burdensome.

         We do not anticipate giving notice to you of any defects that may exist in your subscription but we reserve the right to do so, and to condition the re-submission of your subscription upon any conditions as we deem necessary or appropriate under the circumstances. Under no circumstance, however, will we be obligated to give you notification of defects in your subscription. No exercise of rights will be accepted until all defects have been cured or waived. If your exercise is rejected, your payment of the exercise price will be promptly returned by the subscription agent.

         Issuance of stock certificates

         If your subscription is accepted, American Stock Transfer & Trust Company will issue stock certificates representing the common stock purchased through exercise of the rights promptly after the closing of the offering, and in any event within 30 days thereafter. Unless you instruct otherwise in your subscription rights certificate, shares purchased by the exercise of rights will be registered in the name of the person exercising the rights.

         Questions and assistance concerning the rights

         You should direct any questions, requests for assistance concerning the rights or requests for additional copies of this prospectus, forms of instructions or the Notice of Guaranteed Delivery to:

                  Ladenburg Thalmann Financial Services Inc.
                  590 Madison Avenue
                  34th Floor
                  New York, New York 10022
                  Attn:  Joseph Giovanniello Jr.
                  Telephone: (212) 409-2544

                   MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

         The following is a summary of the material United States federal income tax consequences of the rights offering to the holders of common stock, options, warrants and senior convertible promissory notes.

         This summary is based on the following resources as of the date of this prospectus:

         o        provisions of the Internal Revenue Code of 1986, as amended;

         o existing and proposed Treasury regulations promulgated under the Code; and

         o administrative and judicial interpretations regarding the Code.

All of the above are subject to change, possibly on a retroactive basis.

         This summary is limited to those who have held the common stock, and will hold the rights and any shares acquired upon the exercise of rights as "capital assets" within the meaning of section 1221 of the Code. This summary does not address all of the tax consequences that may be relevant to particular holders in light of their personal circumstances, or to holders who are subject to special rules such as a financial institution, insurance company, tax-exempt organization or a broker-dealer. This summary also does not address the effect of federal estate and gift tax laws nor any state, local or foreign tax laws that may be applicable to a particular holder.

         You are urged to consult with your own tax advisors with respect to the particular U.S. federal income and estate tax consequences to you of this offering, as well as the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in tax laws.

         Distribution of rights

         Holders of our common stock, warrants and stock options will not recognize taxable income for federal income tax purposes upon the distribution and receipt of the rights.

         While there is no direct authority on the treatment to holders of our senior convertible promissory notes, we believe that the holders should not recognize taxable income for federal income tax purposes upon the distribution and receipt of the rights, but that the receipt of the rights by the holders should be treated as a return of an allocable portion of the basis in their notes (the basis in the notes being allocated between the notes and the distributed right in proportion to their relative fair market values). We cannot assure you, however, that the Internal Revenue Service may not take a different position.

         Shareholder basis and holding period of the rights

         Generally, the basis of the subscription rights received by holders of common stock, warrants and options will be zero. However, the basis in the subscription rights may be different if:

         o the fair market value of a subscription right on the date of distribution is equal to or greater than 15% of the fair market value of one share of common stock, or

         o the holder makes a special irrevocable election under Section 307(b) of the Code.

If either of these two situations occurs, the holders' basis in the subscription rights will be determined by allocating the adjusted basis in the shares on which the subscription rights are issued between such shares and the subscription rights in proportion to their relative fair market values on the date the subscription rights are distributed. This allocation, however, will only be effective if the holder exercises its subscription rights.

         The holding period of rights received as a distribution on a shareholder's common stock or warrants or stock options will include that holder's holding period for the common stock, warrant or stock option prior to the distribution of the rights.

         The basis of the rights received by a holder of senior convertible promissory notes will be equal to the allocated basis described above. The holding period in the rights for holders of the senior convertible promissory notes will probably begin on the day following the date the subscription rights are received.

         Lapse of the rights

         Holders of common stock, warrants and stock options who allow the rights received by them in this offering to lapse will not recognize any gain or loss, and no adjustment will be made to the basis of the common stock, warrants or stock options owned by the holder.

         Holders of senior convertible promissory notes who allow the rights received in this offering to lapse will probably recognize a capital loss in an amount equal to the holder's basis in the subscription rights.

         Exercise of the rights; Basis and holding period of the common stock received on exercises

         Holders of common stock, warrants and senior convertible promissory notes will not recognize any gain or loss upon the exercise of rights. The basis of the shares acquired through exercise of the rights will be equal to the sum of the subscription price for the rights and the holder's basis in such rights, if any. The holding period for the shares acquired through exercise of the rights will begin on the date the rights are exercised.

         Holders of stock options which have been granted in coonection with services will recognize ordinary income upon the exercise of rights in an amount equal to the excess, if any, of the fair market value of the common stock at the time of exercise over the exercise price. The tax basis of the common stock acquired upon exercise will equal the fair market value of the common stock on the date of exercise and the holding period for the common stock generally will begin on the day following exercise.

         Sale of shares received upon exercise of rights

         The sale of any shares of common stock received as a result of exercising any subscription rights will result in the recognition of gain or loss to the holder in an amount equal to the difference between the amount realized and the holder's basis in the shares. Gain or loss upon the sale of the shares will be long-term capital gain or loss if the holding period, starting on the day after the date the right is exercised, is more than one year.

         Information reporting and backup withholding

         Information reporting may apply to a holder that is not a corporation or other exempt recipient with respect to any dividend payments on common stock received upon the exercise of the rights and to payments on the proceeds of sale of the common stock. A 30% backup withholding tax may apply to these payments unless the holder provides a correct taxpayer identification number and otherwise complies with the backup withholding requirements.

                         DETERMINATION OF OFFERING PRICE

         Our board of directors decided to set a $___ per share subscription price after considering a variety of factors, including:

         o the desire to encourage full shareholder participation in the rights offering;

         o        the historic and current market price of our common stock;

         o        our business prospects;

         o        our history of profits and losses; and

         o        general conditions in the securities markets.

The $___ per share price should not be considered by you as an indication of the actual value of our common stock. We cannot assure you that the market price of our common stock will not decline during or after the rights offering. We also cannot assure you that you will be able to sell the shares of common stock purchased during the rights offering at a price equal to or greater than the offering price. We have neither sought, nor obtained, any valuation opinion from outside financial advisors or investment bankers.


                                 USE OF PROCEEDS

         We estimate that the net proceeds of this offering will be between approximately $____ and $________, after deducting the estimated offering expenses. We expect to use these proceeds for working capital and other general corporate expenses, including the repayment of a $2.5 million promissory note that we issued to New Valley in March 2002 to supplement the liquidity of our broker-dealer operations. The promissory note bears interest at 1% above the prime rate and is repayable upon the earlier of (i) June 30, 2002 and (ii) the tenth business day following the consummation of one or more equity financings in which we receive at least $5 million in total proceeds. Accordingly, we will be required to retire the note upon consummation of the rights offering.


                              PLAN OF DISTRIBUTION

         On or about ___, 2002, we will distribute the rights, subscription certificates and copies of this prospectus to individuals who owned, or had the right to own, shares of common stock on ________, 2002. If you wish to exercise your rights and purchase shares of common stock, you should complete the subscription certificate and return it with the payment for the shares, to the subscription agent.

         We are offering the shares of common stock directly to you on a "best efforts" basis, which means that there is no minimum number of shares of common stock that we must sell in order to complete the rights offering. We have not employed any brokers, dealers or underwriters in connection with the solicitation or exercise of subscription rights in this offering and no commissions, fees or discounts will be paid in connection with it.

         We have agreed to pay the subscription agent a fee of $7,500 plus certain expenses. We estimate that our total expenses in connection with the rights offering will be $_______.

                                  LEGAL MATTERS

         The legality of the common stock offered by this prospectus has been passed upon by Graubard Miller, New York, New York.


                                     EXPERTS

         Our consolidated financial statements as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001, have been audited by PricewaterhouseCoopers LLP, independent accountants, to the extent indicated in their report dated March 22, 2002. Our consolidated financial statements are incorporated by reference in this prospectus in reliance upon the report of PricewaterhouseCoopers LLP given upon its authority as an expert in accounting and auditing.


                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

         We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.

         The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. Any statement contained in a document incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. This prospectus incorporates by reference our documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until all of the securities are sold:

         o our annual report on Form 10-K for the fiscal year ended December 31, 2001;

         o our current report on Form 8-K dated April 5, 2002 and filed with the SEC on April 8, 2002, as amended by Form 8-K/A filed with the SEC on April 22, 2002;

         o our quarterly report on Form 10-Q for the quarter ended March 31, 2002; and

         o the description of our common stock contained in our registration statement on Form 8-A (No. 1-15799) filed with the SEC pursuant to Section 12(b) of the Exchange Act.

         Potential investors may obtain a copy of any of our SEC filings without charge by written or oral request directed to our corporate secretary, Joseph Giovanniello Jr., Ladenburg Thalmann Financial Services Inc., Attention:
Investor Relations, 590 Madison Avenue, 34th Floor, New York, New York 10022,
(212) 409-2544.

                                    PART TWO

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The estimated expenses payable by us in connection with the distribution of the securities being registered are as follows:

SEC Registration and Filing Fee..................................$
Legal Fees and Expenses..........................................
Accounting Fees and Expenses.....................................
Printing  .......................................................
Miscellaneous....................................................


          TOTAL..................................................$

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 607.0850 of the 1989 Business Corporation Act of the State of Florida empowers a Florida corporation to indemnify any person who was or is a party to any threatened, pending, or completed action, suit, or other type of proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal (other than an action by, or in the right of, the corporation) by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability including any obligation to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to any employee benefit plan), and expenses (including counsel's fees) actually and reasonably incurred in connection with the proceeding and any subsequent appeals, if he or she acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. The termination of any proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent does not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation or, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

         In the case of an action by or in the right of the corporation, Section
607.0850 empowers a corporation to indemnify any person who was or is a party to any threatened, pending, or completed action, suit, or other type of proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal, in any of the capacities set forth above against expenses (including counsel's fees for the proceeding as well as for any appeal) and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of the proceeding or any subsequent appeals, if the person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation. With respect to any claim, issue, or matter as to which the person is adjudged to be liable to the corporation, indemnification is not permitted unless, and only to the extent that, the court in which the proceeding was brought, or any other court of competent jurisdiction, determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for expenses that the court deems proper.

         Section 607.0850 further provides that a Florida corporation is required to indemnify a director, officer, employee, or agent against expenses (including counsel's fees) actually and reasonably incurred by the person in connection with defending any type of proceeding referred to above or in defending any claim, issue, or matter involved in the proceeding as to which the person has been successful on the merits or otherwise.

         Other than pursuant to a court order, a Florida corporation may provide indemnification only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he or she has met the applicable standard of conduct. The determination is to be made:

         o by the board of directors upon majority vote of a quorum consisting of directors who were not party to the proceeding;

         o if a quorum is not obtainable, or, even if obtainable, by majority vote of a committee consisting solely of two or more directors who are not parties to the proceeding at the time, duly designated by the board of directors (in which interested directors may participate);

         o by independent legal counsel selected by majority vote of the board of directors who were not party to the proceeding or a committee so designated by the board of directors; or

         o by shareholders upon majority vote of a quorum consisting of shareholders who were not parties to the proceeding or, if a quorum is not obtainable, by a majority vote of shareholders who were not parties to the proceeding.

         Any indemnification provided for by Section 607.0850 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled. A Florida corporation is entitled to make any other or further indemnification of any of its directors, officers, employees, or agents, under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding his or her office. However, indemnification shall not be made to or on behalf of any director, officer, employee, or agent if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute:

         o a violation of criminal law, unless the director, officer, employee or agent had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful;

         o a transaction from which the director, officer, employee or agent derived an improper benefit;

         o in the case of a director, a circumstance under which he is liable for an unlawful distribution; or

         o a willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

         Indemnification provided for by Section 607.0850 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the person's heirs, executors, and administrators.

         A Florida corporation may also purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or who is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against any liability asserted against the person and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against liability under Section 607.0850.

         Article XI of our articles of incorporation, as amended, and Article VII of our bylaws provide for indemnification of our directors and officers to the fullest extent permitted by law, as now in effect or later amended. Article VII of our bylaws provides that expenses incurred by a director or officer in defending a civil or criminal action, suit, or proceeding may be paid by us in advance of a final disposition upon receipt of an undertaking by or on behalf of the director or officer to repay the advanced amount if he or she is ultimately found not to be entitled to indemnification.

         We may provide liability insurance for each of our directors and officers for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers. We currently maintain this type of liability insurance.

         Additionally, we have entered into indemnification agreements with all of our directors and executive officers whereby we have agreed to indemnify, and advance expenses to, each indemnitee to the fullest extent permitted by applicable law. The indemnification agreements will continue until and terminate upon the later of (i) ten years after the date that the indemnitee has ceased to serve as a director or officer for us or (ii) the final termination of all pending proceedings in respect of which the indemnitee is granted rights of indemnification or advancement of expenses or any proceeding commenced by the indemnitee.

Item 16. EXHIBITS

-------------- -------------------------------------------------- -------------------- -------------- --------------
                                                                  Incorporated
Exhibit                                                           By Reference from    No. in
Number         Description                                        Document             Document       Page
-------------- -------------------------------------------------- -------------------- -------------- --------------

4.1            Form of Subscription Rights Certificate            --                   --             Filed
                                                                                                      Herewith

5.1            Opinion of Graubard Miller                         --                   --             *

10.1           Form of Subscription Agent Agreement               --                   --             Filed
                                                                                                      Herewith

10.2           Form of Standby Purchase Agreement                 --                   --             Filed
                                                                                                      Herewith

23.1           Consent of PricewaterhouseCoopers LLP              --                   --             Filed
                                                                                                      Herewith

23.2           Consent of Graubard Miller (included in Exhibit    --                   --             --
               5.1)

24.1           Power of Attorney (included on signature page of   --                   --             --
               this Registration Statement)

99.1           Form of Instructions to Shareholders as to Use     --                   --             Filed
               of Subscription Rights Certificate                                                     Herewith

99.2           Form of Notice of Guaranteed Delivery              --                   --             Filed
                                                                                                      Herewith

99.3           Form of Letter to be sent by Company to Holders    --                   --             Filed
               of Record of Subscription Rights                                                       Herewith

99.4           Form of Letter to be sent by Beneficial Holders    --                   --             Filed
               of Record to Shareholders                                                              Herewith

99.5           Form of Beneficial Owner Election Form             --                   --             Filed
                                                                                                      Herewith

99.6           Form of Letter to Banks and Brokers                --                   --             Filed
                                                                                                      Herewith

99.7           Form of Nominee Holder Certification               --                   --             Filed
                                                                                                      Herewith
-------------- -------------------------------------------------- -------------------- -------------- --------------
*        To be filed by amendment.

Item 17. UNDERTAKINGS

         (a)      The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, hereunto duly authorized, in New York, New York on May 22, 2002.

                           LADENBURG THALMANN FINANCIAL SERVICES INC.
                           (Registrant)

                           By: /s/ Victor M. Rivas
                              -------------------------------------------------
                              Name: Victor M. Rivas
                              Title:    President and Chief Executive Officer

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Howard M. Lorber, Richard J. Rosenstock, Victor M. Rivas and J. Bryant Kirkland III, and each of them, with full power to act without the other, such person's true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement, any and all amendments thereto (including post-effective amendments), any subsequent Registration Statements filed by the Company pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and any amendments thereto and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                    Title                          Date

/s/Henry C. Beinstein       Director                        May 21, 2002
------------------------
Henry C. Beinstein


/s/ Robert J. Eide          Director                        May 22, 2002
------------------------
Robert J. Eide


                             Director
------------------------
Phillip Frost


/s/ J. Bryant Kirkland III   Chief Financial Officer        May 21, 2002
--------------------------   (and Principal Accounting
J. Bryant Kirkland III       Officer)


/s/ Richard J. Lampen        Director                       May 21, 2002
------------------------
Richard J. Lampen


/s/ Bennett S. LeBow         Director                       May 21, 2002
------------------------
Bennett S. LeBow


/s/ Howard M. Lorber         Director                       May 21, 2002
------------------------
Howard M. Lorber


/s/ Vincent A. Mangone       Director                       May 22, 2002
------------------------
Vincent A. Mangone


/s/ Victor M. Rivas          Director                       May 22, 2002
------------------------
Victor M. Rivas


/s/ Richard J. Rosenstock    Director                       May 22, 2002
-------------------------
Richard J. Rosenstock


/s/ Mark Zeitchick           Director                       May 22, 2002
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Mark Zeitchick